EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC. ANNOUNCES
THIRD QUARTER EARNINGS PER SHARE UP 37.5%
AND INCREASES 2004 ESTIMATES

          Rockford, Michigan, October 6, 2004 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings for its third quarter of 2004, marking the eleventh consecutive quarter of both record revenue and net earnings for the Company.

          Third quarter 2004 revenue totaled $260.9 million, a 13.2 percent increase over third quarter 2003 revenue of $230.6 million. Earnings per share for the third quarter of 2004 were $0.55 compared to $0.40 reported for the third quarter of 2003, an increase of 37.5 percent.

          For the first three quarters of 2004, revenue reached $684.5 million, a 12.9 percent gain over $606.1 million reported for the first three quarters of 2003. Earnings per share for the first three quarters of 2004 grew to $1.12 per share, up 38.3 percent from $0.81 per share for the same period of 2003.

          "We are very pleased with the higher than expected revenue increase and solid profit contribution we experienced in the third quarter of 2004," stated Timothy J. O'Donovan, the Company's President and CEO. "This record performance was driven by the Outdoor Group, consisting of Merrell and Sebago, with strong profit performances also delivered by the Wolverine, CAT and Hush Puppies Footwear Groups. On a year-to-date basis, all operating groups of the business have generated earnings gains.

          "Retailers and consumers around the world are enthusiastically embracing our brands. The overall growth of our lifestyle-oriented business has resulted in earlier deliveries for the current Fall/Winter selling season, and our global market penetration gained further momentum in the quarter, most notably in Europe."

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Q3 2004	page 2

          "The business generated expense leverage of 120 basis points in the quarter, reflecting both aggressive expense management and the quarter's significant sales increase," reported the Company's CFO, Stephen L. Gulis Jr. "We continue to invest heavily in product development and marketing and, for the year, total selling, general and administrative expenses as a percentage of sales are even with 2003. On a year-to-date basis, these expense controls and expanding gross margin have resulted in a 130 basis point improvement in operating margin.

          "We aggressively managed our assets and further improved our balance sheet in the quarter by paying down senior debt totaling $4.3 million. Additionally, we continued to actively repurchase shares and closed the quarter with a strong cash position of $39.1 million."

          O'Donovan concluded, "New product innovation continues to drive the business and resulted in an increase in our quarter-end backlog of approximately 19 percent as compared to the end of the third quarter in 2003. All four of our footwear groups achieved backlog increases. On the strength of our year-to-date results, increased order backlog and anticipated re-order business for the remainder of the year, we are increasing the Company's 2004 estimates. We now expect revenue to range from $975 million to $985 million, as compared to our previous estimate of $960 to $980 million, and expect earnings per share to range from $1.60 to $1.62, up from our previous estimate of $1.44 to $1.52.

          "Turning to 2005, we have begun our planning process and our initial estimates are for revenue to range from $1.035 to $1.055 billion and earnings per share to range from $1.77 to $1.84. These estimates are in line with our previously stated long-term financial objectives of growing revenue in the mid to upper single-digit range and generating double-digit earnings per share growth."

          The Company will host a conference call at 10:00 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "Investors" in the navigation bar, and then click "Webcast" from the top navigation bar of the "Investors" page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through October 20, 2004.

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Q3 2004	page 3

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com.

          This press release contains forward-looking statements, including those relating to 2004 and 2005 sales and earnings, order backlog, re-orders, expenses and margins. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cancellation of future orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; integration and operations of newly acquired businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000's, except share and per share data)

	Third Quarter Ended		Three Quarters Ended
	September 11, 2004	September 6, 2003	September 11, 2004	September 6, 2003
Revenue	$260,897	$230,571	$684,541	$606,096
Cost of products sold	162,720	143,857	425,410	384,462
Gross profit	98,177	86,714	259,131	221,634

Selling and administrative expenses	65,188	60,424	189,842	168,129
Operating profit	32,989	26,290	69,289	53,505

Interest expense	667	1,257	2,495	3,805
Other expense	(88)	605	157	501
	579	1,862	2,652	4,306
Earnings before income taxes
and minority interest	32,410	24,428	66,637	49,199
Income taxes	10,329	7,904	21,289	15,944

Earnings before minority interest	22,081	16,524	45,348	33,255
Minority interest	135	110	119	147

Net earnings	$21,946	$16,414	$45,229	$33,108

Diluted earnings per share	$.55	$.40	$1.12	$.81

CONDENSED BALANCE SHEETS
(Unaudited)
($000's)

	September 11, 2004	September 6, 2003
ASSETS:
Cash & cash equivalents	$39,136	$18,274
Receivables	191,926	191,366
Inventories	182,018	180,958
Other current assets	21,041	12,571
Total current assets	434,121	403,169
Plant & equipment, net	94,702	95,662
Other assets	96,482	71,765
Total Assets	$625,305	$570,596
LIABILITIES & EQUITY:
Current maturities on long-term debt	$11,730	$15,030
Accounts payable and other accrued liabilities	121,388	84,759
Total current liabilities	133,118	99,789
Long-term debt	43,894	53,603
Other non-current liabilities and minority interest	20,306	22,205
Stockholders' equity	427,987	394,999
Total Liabilities & Equity	$625,305	$570,596